Exhibit 99.7

 Amendment No. RIA333B

AMENDMENT

TO THE

 MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of January 8, 2007, between CoBANK, ACB (“CoBank”) and GREAT LAKES COOPERATIVE, Everly, Iowa (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated January 3, 2005 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.

Section 9(D) and (E) of the MLA are hereby amended and restated to read as follows:

SECTION 9.

Negative Covenants.  Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not:

(D)  Transfer of Assets.  Sell, transfer, lease, or otherwise dispose of any of its assets, except:  (i) in the ordinary course of business; and (ii) for a long term lease of real estate to Great Lakes Storage, LLC, related to a tract of property located in Spencer County, Iowa, subject to receipt of a nondisturbance agreement acceptable to CoBank.

(E)

Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except:  (i) trade credit extended in the ordinary course of business; (ii) investments by the Company in the stock or other equities of Great Lakes Storage, LLC, provided that the aggregate amount of all such investments that may be outstanding at any one time may not exceed $585,000.00; (iii) investments existing as of the date hereof; and (iv) future investments, provided that total contributions including loans, receivables, cash and/or other assets, do not exceed a maximum of $250,000.00 for any fiscal year.

2.

Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	GREAT LAKES COOPERATIVE

By:	By:

Title:	Title: